As filed with the Securities and Exchange Commission on September 30, 2010
Securities Act File No. 333-120945 Investment Company Act File No. 811-21458

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE TO
ISSUER TENDER OFFER STATEMENT (Pursuant to Section 13(e)(1) of the Securities Exchange Act of 1934)
Man-Glenwood Lexington TEI, LLC (Name of Issuer)
Man-Glenwood Lexington TEI, LLC (Names of Person(s) Filing Statement)
Units of Interest, Par Value $0.01 (Title of Class of Securities)
56164R 10 4 (Class A Shares) 56164R 20 3 (Class I Shares) (CUSIP Number of Class of Securities)
Kirsten Ganschow, Esq.
Man-Glenwood Lexington TEI, LLC
123 N. Wacker Drive, 28th Floor
Chicago, IL  60606
(312) 881-6500
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications on Behalf of Person(s) Filing Statement)

Copies to: Michael S. Caccese, Esq. K&L Gates LLP State Street Financial Center One Lincoln Street Boston, MA 02111-2950

CALCULATION OF FILING FEE
Transaction Valuation: None		Amount of Filing Fee: None

| |
Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: _______________ Filing Party:__________________
Form or Registration No.:_______________ Date Filed:___________________
|X|	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:
	| |	third-party tender offer subject to Rule 14d-1.
	|X|	issuer tender offer subject to Rule 13e-4.
	| |	going-private transaction subject to Rule 13e-3.
	| |	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: | |

EXHIBIT INDEX

Exhibit

Letter to Members